For Immediate Release
Contact:  Mark C. Layton                          Michael A. Burns, President
          President, Chief Executive Officer and  Preston Kirk, APR
          Chief Operating Officer                 Michael Burns & Associates
          Daisytek International Corporation      (214) 521-8596
          (972) 881-4700                          kirkpf@flash.net
          mlayton@daisytek.com                    mba-pr@metronet.com

          or Thomas J. Madden
          Vice President - Finance,
          Chief Financial Officer
          Daisytek International Corporation
          (972) 881-4700
          tmadden@daisytek.com

Daisytek Reports Record Second Quarter Results


DALLAS, TEXAS (Nov. 5, 1997) - Daisytek International Corporation
(Nasdaq: DZTK) today reported record second quarter results for its period ended Sept. 30, 1997.
     Net sales for the second quarter of fiscal year 1998 increased 30 percent to $179.6 million, compared to $138.1 million for the second quarter of fiscal year 1997. Net income for the second quarter of fiscal year 1998 was $3.9 million, up 30.9 percent over the previous fiscal year's second quarter net income of $3.0 million. Earnings per share for the second quarter of fiscal year 1998 was $0.54 per share on 7.2 million shares, an increase of 25.6 percent versus the prior fiscal year's second quarter of $0.43 per share on 6.9 million shares.
     Net sales for the six months ended Sept. 30, 1997, increased 28.1 percent to $352.4 million, compared to $275.0 million for the same period of fiscal year 1997. Net income for the six months ended Sept. 30, 1997, was $7.7 million, up 28.4 percent over the previous fiscal year's first six months net income of $6.0 million. Earnings per share for the first six months of fiscal year 1998 was $1.08 per share on 7.1 million shares, an increase of 24.1 percent versus the prior fiscal year's earnings per share of $0.87 per share on 6.9 million shares.
     "We are extremely pleased with Daisytek's net sales and net income growth of 30% over last year's second quarter," said Mark C. Layton, president, chief executive officer and chief operating officer. "Our international computer supplies business units in Canada, Mexico, Australia and Latin America continue to be significant engines of our company's growth. We also saw solid growth in our domestic computer supplies business this quarter, primarily driven by our retail superstore customers, contract stationers and large value-added resellers. Our near term outlook for our domestic business, considering the maturing of this market and the much larger revenue base from which we operate today, is for the domestic growth rate to settle. Internationally, we are experiencing strongly expanding markets and are continuing to look for other areas of international opportunity."
     "We are very pleased that we maintained a stable selling, general and administrative ("SG&A") expense as a percentage of net sales, indicating that we continue to drive our overall productivity in our core business units," Layton added. "This has allowed us to reinvest for our future, especially in Priority Fulfillment Services (PFS), our call center and logistics-providing

Daisytek Second Quarter Earnings - Page 2

subsidiary. PFS boasted record revenue this past quarter, while adding two additional outsourcing arrangements from its existing customer base. We continue to see long-term opportunities for PFS to enhance the company's overall gross profit and operating margin percentages. We have made recent additions to our PFS management team's expertise, and continue to explore different business strategies to provide expanded infrastructure for PFS."
     In a move to maintain and maximize the company's return, Daisytek today announced its decision not to match what the Company's management believes is an aggressively low bid by a competitor for the business at one of the company's largest customers. "To match this bid, in our opinion, would result in a substantial operating profit loss for the sales made to this customer, and would result in material service issues in certain products for this customer," Layton said. "Matching the pricing levels for this business was clearly inconsistent with our mission to maximize our return on capital and, we believe, was not in our best interest."
     Daisytek also announced today that it is in the due diligence process for a potential acquisition target. The Company will continue to actively pursue acquisition opportunities as a result of its growth strategy to expand its product offering into higher gross margin categories through new product introductions and acquisitions. It is not possible at this time, however, to determine the likelihood that the Company will ultimately acquire this target.
     Daisytek is the world's leading distributor of computer and office automation supplies and accessories, such as inkjet and toner cartridges, diskettes and other data-storage media, copier supplies and printer ribbons. Serving more than 24,000 customer locations in over 50 countries, Daisytek distributes in excess of 8,000 consumable products from more than 150 manufacturers. Leading manufacturers Daisytek represents include Hewlett-Packard, Sony, Canon, Epson, Kodak, Okidata, Lexmark, IBM, Imation, Apple, Xerox, Panasonic, and Digital Equipment Corporation. Through its strategic alliance with FedEx, Daisytek provides next business day delivery throughout North America to its customers. Daisytek is headquartered in Plano, Texas, and maintains sales and distribution centers in Miami, Memphis, Mexico City, Sydney, Toronto, and Vancouver. More information about Daisytek is available at http://www.daisytek.com.

                      - financial statements follow -

The matters discussed in this news release and, in particular, information regarding future revenue, earnings and business plans and goals, consist of forward-looking information under the Private Securities Litigation Reform
Act of 1995 and are subject to and involve risks and uncertainties which could cause actual results to differ materially from the forward-looking information. These risks and uncertainties include, but are not limited to, general economic conditions, industry trends, integration of acquired business units, the dependence upon and/or loss of key suppliers or customers, the loss of strategic product shipping relationships, customer demand, product availability, competition (including pricing and availability), concentrations of credit risk, distribution efficiencies, capacity constraints, technological difficulties, risk of international operations including exchange rate fluctuations and the regulatory and trade environment (both domestic and foreign). A description of these factors, as well as other factors which could affect the Company's business, is set forth in the Company's Prospectus dated Jan. 24, 1996, and the Company's 10-K for the fiscal year ended
March 31, 1997.

Daisytek Second Quarter Earnings - Page 3

          Daisytek International Corporation and Subsidiaries

             Unaudited Consolidated Statements of Operations
                (In Thousands, Except Per Share Data)




                                 Three Months Ended                 Six Months Ended
                                    September 30,                    September 30,
                         -------------------------------   --------------------------------
                           1997         1996     %Change     1997        1996       %Change
                         ---------   ---------   -------   ---------   ---------    -------


NET SALES                $ 179,568   $ 138,148    30.0%    $ 352,380   $ 275,042     28.1%

COST OF SALES              161,697     124,559    29.8%      317,203     247,783     28.0%
                         ---------   ---------             ---------   ---------
    Gross profit            17,871      13,589    31.5%       35,177      27,259     29.0%

SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES   11,052       8,397    31.6%       21,635      16,703     29.5%
                         ---------   ---------             ---------   ---------
    Income from operations   6,819       5,192    31.3%       13,542      10,556     28.3%

INTEREST EXPENSE               552         413    33.7%        1,071         845     26.7%
                         ---------   ---------             ---------   ---------
    Income before
        income taxes         6,267       4,779    31.1%       12,471       9,711     28.4%

PROVISION FOR INCOME TAXES   2,398       1,824    31.5%        4,773       3,715     28.5%
                         ---------   ---------             ---------   ---------
NET INCOME               $   3,869   $   2,955    30.9%    $   7,698   $   5,996     28.4%
                         =========   =========             =========   =========

NET INCOME PER
  COMMON SHARE           $    0.54   $    0.43    25.6%    $    1.08   $    0.87     24.1%
                         =========   =========             =========   =========
WEIGHTED AVERAGE COMMON
     SHARES OUTSTANDING      7,210       6,921                 7,117       6,915
                         =========   =========             =========   =========

Daisytek International Corporation
Page 4



            Daisytek International Corporation and Subsidiaries

                      Consolidated Balance Sheet Data
                              (In Thousands)



                                                September 30,      March 31,
                                                    1997             1997
                                                -------------      ---------
                                                 (Unaudited)

     Trade accounts receivable, net               $ 94,160         $ 90,446
     Inventories, net of Priority
        Fulfillment Services Division             $ 54,957         $ 54,426
     Inventories, Priority Fulfillment
        Services Division                         $ 10,224         $ 10,354
     Long-term debt, less current portion         $ 30,716         $ 30,454
     Shareholders' equity                         $ 78,071         $ 67,193



























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